Exhibit 10.4

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

          THIS AGREEMENT is made and entered into between Lawrence W. Gadbaw (hereinafter, “Gadbaw”) and BIODRAIN MEDICAL, INC., (hereinafter, “the Company”).

          WHEREAS, Gadbaw was employed by the Company and resigned that employment August 13, 2008; and

          WHEREAS, Gadbaw and the Company previously entered into an Employment Agreement in conjunction with execution of the Nondisclosure and Noncompete Agreement dated October 18, 2006 and attached hereto as Exhibit A and Exhibit B; and

          WHEREAS, Gadbaw is currently the Chairman of the Board of Directors for the Company; and

          WHEREAS, the parties agree it is in their best interests to sever the employment relationship; and

          WHEREAS, the parties acknowledge no stock option plan yet exists, but hope to create one; and

          WHEREAS, the purpose of this Agreement is to set forth the terms and conditions under which Gadbaw and the Company will sever their employment relationship;

          NOW, THEREFORE, in consideration of the recitals stated above and the mutual agreements, covenants, and provisions contained, in this Agreement, the parties agree as follows:

          1. Termination. Gadbaw and the Company agree that the effective date of Gadbaw’s termination is August 13, 2008 (the “Termination Date”). Gadbaw shall be paid his regular salary and benefits through the Termination Date.

          2. Payments. As consideration for the terms contained in this Agreement, including Gadbaw’s release of any and all claims, his agreement to maintain the confidentiality of this Agreement, and his promise to abide by the restrictive covenants set forth in his Nondisclosure and Noncompete Agreement, the Company shall pay to Gadbaw the following:

a.	Gadbaw’s regular salary from the Termination Date through the end of August 2008.

b.

The amount of Forty-Six Thousand Dollars ($46,000), less applicable withholdings for taxes and any other benefits typically deducted from Gadbaw’s salary (the “Accrued Salary Payment”). The Accrued Salary Payment shall be payable in equal monthly installments of Two Thousand Dollars ($2,000) (the “Monthly Payments”). The Monthly Payments shall commence only upon expiration of the rescission period described in Section 8 without the occurrence of any rescission and shall be paid, concurrently with, the Company’s payroll cycle until, such time as the Accrued Salary Payment is paid in full (the “Payment Term). If the Company is able to raise Three Million Dollars ($3,000,000) in additional funds delivered to the Company before the expiration of the Payment Term, the remaining unpaid balance of the Accrued Salary Payment shall be paid in full by the Company to Gadbaw within 30 days after the Investment is reached and the Company has received the funds, and the Company shall have no further obligation to make Monthly Payments. Severance payment is the balance of monthly pay from 8/14/08 to 8/31/08 in the amount of $5,843.83, for a period of 18 days.

c.

If the Company receives the funds from the Investment, Gadbaw will be eligible for an additional bonus in the amount of Twenty-Five Thousand Dollars ($25,000), less applicable tax withholdings, to be paid within 30 days after the Company receives the funds from the Investment. The Company has no obligation to pay the $25,000 if the Company does not receive the funds from the Investment.

d.

Gadbaw shall have no right to any compensation, benefits, salary or bonus beyond that referenced in the preceding subparagraphs of this Section 2 on account of his employment or termination of employment with the Company. These sums will only be paid, however, provided the rescission period referred to in Section 8 has expired without rescission of this Agreement by Gadbaw.

e.

The Company’s obligation for payment of the above-referenced amounts shall cease in the event that Gadbaw i) fails to sign the release in the form attached hereto as Exhibit B (“Release”), ii) rescinds the Release, or iii) breaches any portion of this Agreement. If Gadbaw fails to sign the Release under this Agreement or if Gadbaw breaches any portion of this Agreement, he will be obligated to repay to the Company all payments made to him under the terms of this Agreement.

f.	The Company will pay Gadbaw and Gadbaw will accept from the Company, in full and final settlement, the above-referenced consideration.

          Gadbaw agrees that he is solely responsible for any and all liability created under the federal and state tax laws and agrees to indemnify the Company and hold it harmless for all such liability or obligations, if any Further, the Company makes no warranty concerning the treatment of any sums paid hereunder under said laws and Gadbaw has not relied upon any such warranty.

          Gadbaw understands that no additional money is to be paid or other consideration given to him on account of his employment or termination of employment with the Company other than the consideration referenced in this Agreement.

          3. Continued Non-Employment Relationship. Gadbaw will continue his relationship with the Company after the Termination Date as a non-employee Chairman of the Board of Directors, subject to the same rights and limitations as other members of the Board of Directors. During such time as Gadbaw serves as the Chairman of the Board of Directors, the Company

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shall pay Gadbaw at the rate of Twenty-Four Thousand Dollars ($24,000) per year, to be paid to Gadbaw in equal monthly payments concurrently with the Company’s payroll cycle.

          4. Stock Options. Subject to Gadbaw’s execution of stock option and shareholder agreements acceptable to the Company, the Company shall grant Gadbaw stock options for One Hundred Sixty Thousand (160.000) shares of common stock in the Company. The exercise price will be the fair market value of the Company at the time of grant as determined by the Board of Directors. Additionally, on each September 1 during such time as Gadbaw serves as Chairman of the Board of Directors, the Company shall grant to Gadbaw additional stock options for 30,000 shares of common stock, commencing on September 1 of the year following the year of Gadbaw’s termination of employment, the exercise price to be determined in the same manner.

          If, at the time of each grant, the Company has adopted a stock option plan (an “Option Plan”), such options may, but need not, be granted pursuant to and subject to such plan. Such options:

a.	Shall be non-qualified options to purchase common stock;

b.	Shall have a term of three years from the date of grant subject to termination 90 days after death;

c.	Shall vest at grant;

d.	Shall, have no registration rights;

e.	Shall be non-transferrable except upon death;

f.	May, but need not, provide for cashless exercise (either by surrender of shares or of options);

g.	Shall be subject to adjustment, for stock splits, stock dividends, reverse splits and similar events;

h.	Shall terminate immediately if Gadbaw i) fails to sign the Release, ii) rescinds the Release, or iii) breaches any portion of this Agreement;

i.	Shall not be represented by a certificate or agreement other than this Agreement unless granted pursuant to an option plan;

j.	Shall allow exercise only if, at exercise, Gadbaw has paid to the Company (in addition to the exercise price), any tax withholdings required to be made;

k.	Shall be subject to Gadbaw, at exercise, making customary representations regarding investment intent and agreeing to customary restrictions on transfer; and

l.	Shall not entitle Gadbaw to any rights as a shareholder unless and until exercised.

3.

          5. Full Compensation. The payments that will be made on Gadbaw’s behalf to Gadbaw for his benefit pursuant to this Agreement will compensate him for and extinguish any and all of his claims arising out of his employment with the Company or his employment termination including, but not limited to, claims for attorneys’ fees and costs, and any and all claims for any type of legal or equitable relief.

          6. Records, Documents and Property. Gadbaw will promptly return to the Company all its property and documents provided to him as an employee to the extent he does not need the property in his capacity as Chairman of the Board.

          7. General Release. In consideration of the payments and other undertakings stated herein, Gadbaw will sign a separate Release in the form attached hereto as Exhibit B at the time he signs this Agreement. This Agreement shall not he interpreted or construed to limit the Release in any manner, or vice versa.

          8. Rescission. Gadbaw understands that he can take up to twenty one (21) days after receipt of revised Agreement to consider this Agreement before signing it. Once this Agreement is executed, Gadbaw may rescind this Agreement within seven (7) calendar days to reinstate federal Age Discrimination in Employment Act claims and within fifteen (15) calendar days to reinstate Minnesota Human Rights Act claims under state law. To be effective, any rescission within the relevant time periods must be in writing and delivered to the Employer, in care of Kevin R. Davidson, BioDrain Medical, Inc., 16771 Ironwood Circle, Lakeville, MN 55044 either by hand or by mail within the 15-day period. If sent by mail, the rescission must be (1) postmarked within the 15-day period; (2) properly addressed to the Employer; and (3) sent by certified mail, return receipt requested.

          IF Gadbaw gives notice of rescission within the 15-day time period, he shall no longer be entitled to the payments or benefits referred to in Section 2 or the grant of options referred to in Section 4 and shall return any payments already made to him as of the date of rescission.

          9. Confidentiality of Terms. The terms of this Agreement and Release will be treated as confidential by Gadbaw and he shall not disclose its terms to anyone, except Gadbaw may disclose the terms of this Agreement to his legal counsel, professional accountant, tax or professional financial advisor, spouse or as may be required by law or court order. Gadbaw also represents that no disclosures which would violate the terms of this provision have been made prior to its execution by Gadbaw.

          10. Nondisclosure and Noncompete Agreement. The restrictions contained in the Nondisclosure and Noncompete Agreement attached hereto as Exhibit A will continue in full force and effect. Gadbaw confirms his commitments to those restrictions and recognizes that the payments in Section 2 and the grant of options in Section 4 above as further consideration for his promise to abide by those restrictions. Gadbaw recognizes and agrees that the Nondisclosure and Noncompete Agreements are critical components of this entire Agreement, In the event of a breach by Gadbaw of the terms of this paragraph, all payments to Gadbaw shall cease. Additionally, the Company’s obligation to issue any remaining options shall cease, any shares issued pursuant to exercise of options shall be immediately cancelled (in such case the Company shall promptly return to Gadbaw any exercise price received) and no further options shall vest.

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          11. Non-Admission. Nothing in this Agreement is intended to be, nor will be deemed to be, an admission of liability by the Company that it has violated any state or federal statute, local ordinance or principle of common law, or that it has engaged in any wrongdoing.

          12. Non-Assignment. The parties agree that this Agreement and the Release will not be assignable by Gadbaw unless the Company agrees in writing.

          13. Merger/Entire Agreement. This Agreement and the Release attached as Exhibit B and the Nondisclosure and Noncompete Agreement attached as Exhibit A constitute the entire agreements between the parties with respect to the employment, association and the termination of Gadbaw’s employment relationship with the Company, and the parties agree that there were no inducements or representations leading to the execution of this Agreement or the Release, except as herein contained, Gadbaw agrees that any and all claims which he might have had against the Company are fully released and discharged by this Agreement and the Release, and that the only claims which he may hereafter assert against the Company will be derived only from an alleged breach of the terms of this Agreement.

          14. Invalidity. In case any one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.

          15. Voluntary and Knowing Action. Gadbaw acknowledges that he has been advised of his right to be represented by his own attorney, that he has read and understands the terms of this Agreement, and that he is voluntarily entering into the Agreement to resolve any disputes with the Company, and that he has not relied upon any statements made by the Company, its agents or attorneys.

          16. Governing Law and Jurisdiction. This Agreement will be construed and enforced in accordance with the laws of the State of Minnesota. Jurisdiction and venue shall only be appropriate in Hennepin County, Minnesota.

          17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated at their respective signatures.

Dated:	09-15-08

Lawrence W. Gadbaw

BIODRAIN MEDICAL, INC.

Dated:		By:	/s/ Kevin R. Davidson

			Its:	President & CEO

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EXHIBIT B

RELEASE

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English, Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.

Company, as used herein, shall at all times mean BioDrain Medical, Inc., its parents, subsidiaries, successors and assigns, their affiliated and predecessor companies, their successors and assigns, and the present or former officers, directors, employees and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities.

C.

My Claims mean all of the rights I have now to any relief of any kind from the Company, whether or not I now know about those rights, arising out of my employment with the Company, and my employment termination, including but not limited to, claims for breach of contract; fraud or misrepresentation; violation of the Minnesota Human Rights Act, the Age Discrimination in Employment Act or other federal, state, or local civil rights laws based on age or other protected class status; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices. However, this release shall not affect any claims which could be made under any welfare benefit plan or any pension or retirement plan through the Company.

Agreement to Release My Claims. I am receiving a substantial amount of money paid by the Company. I agree to give up all My Claims against the Company in exchange for those payments specified in the attached Confidential Separation Agreement. I will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against the Company based on My Claims. The money I am receiving is a full and fair payment for the release of all My Claims. The Company does not owe me anything in addition to what I will be receiving.

I understand and agree that, notwithstanding anything to the contrary in this Release, nothing in this Release is intended to or shall; (a) impose any condition, penalty, or other limitation affecting my right to challenge this Release: (b) constitute an unlawful release or waiver of any of my rights under any laws; or (c) prevent, impede, or interfere with my ability or right to: (i) provide truthful testimony if under subpoena to do so; (ii) file any charge or complaint (including a challenge to the validity of this Release) with, or participate in an investigation or proceeding

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conducted by, the EEOC, the MDHR, or any other governmental entity; or (iii) respond as otherwise required and/or provided for by law. Notwithstanding anything to the contrary in this Release, nothing in this Release is intended to be or shall be construed to be a violation of any law.

Additional Agreements and Understandings. Even though the Company is paying me to release My Claims, the Company does not admit that it may be responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated for My Claims or that it has engaged in any wrongdoing.

          I understand that I may rescind (that is, cancel.) this Release within seven (7) calendar days of signing it to reinstate federal claims and within fifteen (15) calendar days of signing it to reinstate state claims. To be effective, my rescission must be in writing and delivered to the Company in care of Kevin R. Davidson, BioDrain Medical, Inc., 16771 Ironwood Circle, Lakeville, MN 55044 either by hand or by mail within the 15-day period. If sent by mail, the rescission must be:

1.	Postmarked within the 15-day period;

2.	Properly addressed to the Company; and

3.	Sent by certified mail, return receipt requested.

          I have read this Release carefully and understand all its terms. I have had an opportunity to discuss this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Company or its attorneys.

          I understand and agree that this Release, the Separation Agreement to which it is attached, and the Nondisclosure and Noncompete Agreement signed October 18, 2006 contain all the agreements between the Company and me. We have no other written or oral agreements.

Dated:	09-15-08

Lawrence W. Gadbaw

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